Exhibit 3.1

COMMONWEALTH REIT

ARTICLES OF AMENDMENT AND RESTATEMENT

COMMONWEALTH REIT, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:   The Trust desires to amend and restate its Third Amendment and Restatement of Declaration of Trust (the “Declaration”) as currently in effect and as hereinafter amended.

SECOND:  Set forth in Exhibit A hereto and in the Series D Articles Supplementary (as defined below) and the Series E Articles Supplementary (as defined below), the provisions of each of which will remain in full force and effect following the amendment and restatement provided for herein, are all the provisions of the Declaration currently in effect and as hereinafter amended.

THIRD:  The foregoing amendment and restatement of the Declaration was duly advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust.

FOURTH:

(a)                                 Immediately prior to the amendment and restatement of the Declaration, the Trust had authorized 400,000,000 shares of beneficial interest, consisting of 350,000,000 Common Shares, par value $0.01 per share, and 50,000,000 Preferred Shares, par value $0.01 per share, of which (i) 15,180,000 Preferred Shares are classified as Series D Cumulative Convertible Preferred Shares (“Series D Preferred Shares”) with the preferences, rights, restrictions and other terms and conditions as set forth in the Articles Supplementary, dated October 10, 2006, with respect to such Series D Preferred Shares (the “Series D Articles Supplementary”), and (ii) 11,500,000 Preferred Shares are classified as Series E Cumulative Redeemable Preferred Shares (“Series E Preferred Shares”) with the preferences, rights, restrictions and other terms and conditions as set forth in the Articles Supplementary, dated May 31, 2011, with respect to such Series E Preferred Shares (the “Series E Articles Supplementary”).

(b)                                 Immediately following the amendment and restatement of the Declaration, the Trust had authorized 400,000,000 shares of beneficial interest, consisting of 350,000,000 Common Shares, par value $0.01 per share, and 50,000,000 Preferred Shares, par value $0.01 per share, of which (i) 15,180,000 Preferred Shares are classified as Series D Preferred Shares  with the preferences, rights, restrictions and other terms and conditions as set forth in the Series D Articles Supplementary, and (ii) 11,500,000 Preferred Shares are classified as Series E Preferred Shares with the preferences, rights, restrictions and other terms and conditions as set forth in the Series E Articles Supplementary.

(c)                                  Prior to the amendment and restatement of the Declaration, the aggregate par value of all classes of shares of beneficial interest was $4,000,000. Following the amendment and restatement of the Declaration, the aggregate par value of all classes of shares of beneficial interest was $4,000,000.

FIFTH: The current address of the principal office of the Trust is Two North Riverside Plaza, Suite 600, Chicago, IL 60606 and the current address of the principal office of the Trust in the state of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1600, Baltimore, Maryland 21202.

SIXTH: The name and address of the Trust’s current resident agent is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1600, Baltimore, Maryland 21202.

SEVENTH:  The current number of Trustees is seven, and the names of the Trustees currently in office are as follows:

Sam Zell

James Corl

David Helfand

Edward Glickman

Peter Linneman

James Lozier

Kenneth Shea

EIGHTH:  These Articles of Amendment and Restatement shall become effective at 11:05 a.m. Eastern time on July 31, 2014.

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IN WITNESS WHEREOF, as of this 31st day of July, 2014, the Trust has caused these Articles of Amendment and Restatement to be executed and acknowledged in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, General Counsel and Secretary; and the President and Chief Executive Officer acknowledges that these Articles of Amendment and Restatement are the act of the Trust, and the President and Chief Executive Officer further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

COMMONWEALTH REIT

By:	/s/ David Helfand
David Helfand
President and Chief Executive Officer

ATTEST:

By:	/s/ Orrin Shifrin
Orrin Shifrin
Executive Vice President, General
Counsel and Secretary

Exhibit A

Fourth Amendment and Restatement of Declaration of Trust

[See attached.]

EQUITY COMMONWEALTH

Fourth Amendment and Restatement of Declaration of Trust

As Amended and Restated on July 31, 2014

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ARTICLE VII LIABILITY OF TRUSTEES, SHAREHOLDERS, OFFICERS, EMPLOYEES AND AGENTS, AND OTHER MATTERS		16
7.1	Limitation of Liability of Shareholders, Trustees, Officers, Employees and Agents for Obligations of the Trust	16
7.2	Express Exculpatory Clauses and Instruments	16
7.3	Limitation of Liability of Trustees, Officers, Employees and Agents to the Trust and to Shareholders for Acts and Omissions	17
7.4	Indemnification and Reimbursement of Expenses	17
7.5	Right of Trustees, Officers, Employees and Agents to Own Shares or Other Property and to Engage in Other Business	17
7.6	Transactions Between Trustees, Officers, Employees or Agents and the Trust	17
7.7	Persons Dealing with Trustees, Officers, Employees or Agents	17
7.8	Reliance	17

ARTICLE VIII DURATION, AMENDMENT AND TERMINATION OF TRUST		18
8.1	Duration of Trust	18
8.2	Termination of Trust	18
8.3	Amendment Procedure	18
8.4	Amendments Effective	19
8.5	Transfer to Successor	19

ARTICLE IX MISCELLANEOUS		19
9.1	Applicable Law	19
9.2	Index and Headings for Reference Only	19
9.3	Successors in Interest	19
9.4	Inspection of Records	19
9.5	Counterparts	19
9.6	Provisions of the Trust in Conflict with Law or Regulations: Severability	19
9.7	Certifications	20

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FOURTH AMENDMENT AND RESTATEMENT OF DECLARATION OF TRUST OF

EQUITY COMMONWEALTH

(formerly known as CommonWealth REIT)

As Amended and Restated on July 31, 2014

CommonWealth REIT, a Maryland real estate investment trust (the “Trust”), desires to amend and restate its Declaration of Trust (as so amended and restated, the “Declaration”). The amendment and restatement of the Declaration as herein set forth has been declared advisable by the Board of Trustees and approved by the Shareholders of the Trust as required by law and by this Declaration.

WITNESSETH:

WHEREAS, the Trustees desire to create a trust for the principal purpose of investing in real property and interests therein; and

WHEREAS, the Trustees desire that such trust qualify as a “real estate investment trust” under the REIT Provisions of the Internal Revenue Code, and under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland; and

WHEREAS, in furtherance of such purpose the Trust intends to acquire certain real property and interests therein and to hold, manage and dispose of all such property in the manner hereinafter stated and as determined from time to time by the Trustees; and

WHEREAS, it is proposed that the beneficial interest in the Trust be divided into transferable Shares of Beneficial Interest, evidenced by certificates therefore, as hereinafter provided;

NOW, THEREFORE, it is hereby declared that the following provisions are all the provisions of the Declaration as hereby amended and restated.

ARTICLE I
THE TRUST; DEFINITIONS

1.1                                           Name. The name of the Trust created by this Declaration of Trust shall be “Equity Commonwealth” and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name.  The Trustees may, at any time, without any action by the Shareholders, amend the Declaration of Trust to change the name of the Trust.

1.2                                           Places of Business. The Trust shall maintain an office in Maryland at c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1600, Baltimore, Maryland 21202 or such other place in Maryland as the Trustees may determine from time to time. The Resident Agent of the Trust at such office shall be CSC-Lawyers Incorporating Service Company. The Trust may change such Resident Agent from time to time as the Trustees shall determine. The Trust may have such other offices or places of business within or without the State of Maryland as the Trustees may from time to time determine.

1.3                                           Nature of Trust. The Trust shall be a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland. It is also intended that the Trust shall carry on a business as a “real estate investment trust” as described in the REIT Provisions of the Internal Revenue Code. The Trust is not intended to be, shall not be deemed to be, and shall not be treated as a general partnership, limited partnership, joint venture, corporation or joint stock company (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code) nor shall the Trustees or Shareholders or any of them for any purpose be, nor be deemed to be, nor be treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers. The relationship of the Shareholders to the Trust shall be solely that of beneficiaries of the Trust in accordance with the rights conferred upon them by this Declaration.

1.4                                           Legal Ownership of Trust Estate. Legal title of the Trust Estate shall be vested in the Trust, but it may cause legal title to the Trust Estate to be held by or in the name of any or all of the Trustees or any other Person as nominee, in which case any right, title or interest of the Trustees in and to the Trust Estate shall automatically vest in successor and additional Trustees upon their qualification and acceptance of election or appointment as Trustees, and they shall thereupon have all the rights and obligations of Trustees, whether or not conveyancing documents have been executed and delivered pursuant to Section 2.3 or otherwise. Written evidence of the qualification and acceptance of election or appointment of successor and additional Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Trust or Trustees may deem necessary or desirable.

1.5                                           Definitions. The terms defined in this Section 1.5., wherever used in this Declaration, shall, unless the context otherwise requires, have the respective meanings hereinafter specified. Whenever the singular number is used in this Declaration and when permitted by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa. Where applicable, calculations to be made pursuant to any such definition shall be made in accordance with generally accepted accounting principles as in effect from time to time except as otherwise provided in such definition.

(a)                                 Affiliate. “Affiliate” shall mean, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any other Person that owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, general partner or trustee of such Person or of any Person controlling, controlled by or under common control with such Person (excluding trustees who are not otherwise an Affiliate of such Person).

(b)                                 Bylaws. “Bylaws” shall have the meaning set forth in Section 3.3.

(c)                                  Declaration. “Declaration” or “this Declaration” shall mean this Declaration of Trust, as amended, restated or modified from time to time. References in this Declaration to “herein” and “hereunder” shall be deemed to refer to this Declaration and shall not be limited to the particular text, article or section in which such words appear.

(d)                                 Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e)                                  Internal Revenue Code. “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as now enacted or hereafter amended, or successor statutes and applicable rules and regulations thereunder.

(f)                                   Maryland REIT Law: “Maryland REIT Law” shall mean Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as in effect from time to time, or any successor thereto.

(g)                                  Mortgage Loans. “Mortgage Loans” shall mean notes, debentures, bonds and other evidences of indebtedness or obligations, whether negotiable or non-negotiable, and which are secured or collateralized by Mortgages.

(h)                                 Mortgages. “Mortgages” shall mean mortgages, deeds of trust or other security interests in Real Property.

(i)                                     Person. “Person” shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other entities and governments and agencies and political subdivisions thereof.

(j)                                    Real Property. “Real Property” shall mean and include land leasehold interests (including but not limited to interests of a lessor or lessee therein), rights and interests in land, and in any buildings, structures, improvements, furnishings and fixtures located on or used in connection with land or interests therein, but does not include investments in Mortgages, Mortgage Loans or interests therein.

(k)                                 REIT. “REIT” shall mean a real estate investment trust as defined in the REIT Provisions of the Internal Revenue Code.

(l)                                     REIT Provisions of the Internal Revenue Code. “REIT Provisions of the Internal Revenue Code” shall mean Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Internal Revenue Code or any successor provision.

(m)                             Securities. “Securities” shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.

(n)                                 Shareholders. “Shareholders” shall mean as of any particular time all holders of record of outstanding Shares at such time.

(o)                                 Shares. “Shares” or, as the context may require, “shares” shall mean the shares of beneficial interest of the Trust as described in Section 5.1 hereof.

(p)                                 Trust. “Trust” shall mean the Trust created by this Declaration.

(q)                                 Trustees. “Trustees” shall mean, as of any particular time, the individuals who have been duly elected and qualify as Trustees as of the date hereof as long as they hold office hereunder and additional and successor Trustees who have been duly elected and qualify hereunder, and shall not include the officers, employees or agents of the Trust or the Shareholders. Nothing herein shall be deemed to preclude the Trustees from also serving as officers, employees or agents of the Trust or owning Shares.

(r)                                    Trust Estate. “Trust Estate” shall mean as of any particular time any and all property, real, personal or otherwise, tangible or intangible, which is transferred, conveyed or paid to or purchased by the Trust or Trustees and all rents, income, profits and gains therefrom and which at such time is owned or held by or for the Trust or the Trustees.

ARTICLE II
TRUSTEES

2.1                                           Number, Term of Office and Qualifications of Trustees. The number of Trustees initially shall be eleven (11), which number may thereafter be increased or decreased by the Trustees then in office from time to time; however, the total number of Trustees shall be not less than three (3) and not more than thirteen (13). No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term. At each annual meeting of Shareholders beginning at the annual meeting of Shareholders in 2014, all Trustees shall be elected to hold office for a term of one year. The Trust may not elect to be subject to the provisions of Section 3-803 of the Maryland General Corporation Law, or otherwise provide for the Trustees of the Trust to be divided into classes pursuant to Title 3, Subtitle 8 of the MGCL, unless such election is first approved by the affirmative vote of not less than a majority of the Shares then outstanding and entitled to vote thereon. Trustees may be re-elected any number of times. Each Trustee shall hold office until the election and qualification of his or her successor. There shall be no cumulative voting in the election of Trustees. A Trustee shall be an individual at least twenty-one (21) years of age who is not under legal disability. Unless otherwise required by law, no Trustee shall be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder. The Trustees in their capacity as Trustees shall not be required to devote their entire time to the business and affairs of the Trust.

The names of the current Trustees who will serve until their successors are elected and qualify are as follows: James Corl (Group I), Edward Glickman (Group I), Peter Linneman (Group II), James Lozier (Group II), Kenneth Shea (Group II), Sam Zell (Group III) and David Helfand (Group III).  The four vacancies on the Board of Trustees as of the time this Fourth Amendment and Restatement of Declaration of Trust is filed shall be filled by the Shareholders at the 2014 annual meeting of Shareholders in accordance with Sections 5.8 and 5.10.

2.2                                           Compensation and Other Remuneration. The Trustees shall be entitled to receive such reasonable compensation for their services as Trustees as the Trustees may determine from time to time. The Trustees and Trust officers shall be entitled to receive remuneration for services rendered to the Trust in any other capacity.

2.3                                           Resignation, Removal and Death of Trustees. A Trustee may resign at any time by giving written notice to the remaining Trustees at the principal office of the Trust. Such resignation shall take effect on the date specified in such notice, without need for prior accounting. A Trustee may be removed at any time with or without cause by vote or consent of holders of Shares representing two-thirds of the total votes authorized to be cast by Shares then outstanding and entitled to vote thereon. A Trustee judged incompetent or bankrupt, or for whom a guardian or conservator has been appointed, shall be deemed to have resigned as of the date of such adjudication or appointment. Upon the resignation or removal of any Trustee, or his otherwise ceasing to be a Trustee, he shall execute and deliver such documents as the remaining Trustees shall require for the conveyance of any Trust property held in his name, shall account to the remaining Trustees as they require for all property which he holds as Trustee and shall thereupon be discharged as Trustee. Upon the incapacity or death of any Trustee, his legal representative shall perform the acts set forth in the preceding sentence and the discharge mentioned therein shall run to such legal representative and to the incapacitated Trustee or the estate of the deceased Trustee, as the case may be.

2.4                                           Vacancies. If any or all the Trustees cease to be Trustees hereunder, whether by reason of resignation, removal, incapacity, death or otherwise, such event shall not terminate the Trust or affect its continuity. Until vacancies are filled, the remaining Trustee or Trustees (even though fewer than three (3)) may exercise the powers of the Trustees hereunder. Vacancies (including vacancies created by increases in number) may be filled by the remaining Trustee or by a majority of the remaining Trustees or by the Shareholders in accordance with Sections 5.8 and 5.10. If at any time there shall be no Trustees in office, successor Trustees shall be elected by the Shareholders as provided in Sections 5.8 and 5.10. Any Trustee elected to fill a vacancy created by the resignation, removal or death of a former Trustee shall hold office for the unexpired term of such former Trustee.

2.5                                           Successor and Additional Trustees. The right, title and interest, if any, of the Trustees in and to the Trust Estate shall also vest in successor and additional Trustees upon their qualification, and they shall thereupon have all the rights and obligations of Trustees hereunder. Such right, title and interest, if any, shall vest in the Trustees whether or not conveyancing documents have been executed and delivered pursuant to Section 2.3 or otherwise. Appropriate written evidence of the election and qualification of successor and additional Trustees shall be filed with the records of the Trust and in such other offices or places as the Trustees may deem necessary, appropriate or desirable.

2.6                                           Actions by Trustees. The Trustees may act with or without a meeting. A quorum for all meetings of the Trustees shall be a majority of the Trustees. Unless specifically provided otherwise in this Declaration, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present) or without a meeting by written consents of all Trustees, which consents shall be filed with the records of meetings of the Trustees. Any action or actions permitted to be taken by the Trustees in connection with the business of the Trust may be taken pursuant to authority granted by a meeting of the Trustees conducted by a telephone conference call, and the transaction of Trust business represented thereby shall be of the same authority and validity as if transacted at a meeting of the Trustees held in person or by written consent. The minutes of any Trustees’ meeting held by telephone shall be prepared in the same manner as a meeting of the Trustees held in person. Any agreement, deed, mortgage, lease or other instrument or writing executed by one or more of the Trustees or by any authorized Person shall be valid and binding upon the Trustees and upon the Trust when authorized or ratified by action of the Trustees or as provided in the Bylaws.

With respect to the actions of the Trustees, Trustees who have, or are Affiliates of Persons who have, any direct or indirect interest in or connection with any matter being acted upon may be counted for all quorum purposes under this Section 2.6 and, subject to the provisions of Section 7.6, may vote on the matter as to which they or their Affiliates have such interest or connection.

2.7                                           Committees. The Trustees may appoint an audit committee, a compensation committee and a nominating and corporate governance committee and such other standing committees, consisting of one or more members, as the Trustees determine; provided, however, that the membership of each of the audit committee, compensation committee and nominating and corporate governance committee at all times shall comply with the independence and other listing requirements and rules and regulations of the New York Stock Exchange and the rules and regulations promulgated under the federal securities laws, and any other independence and other requirements set forth in the Trust’s corporate governance guidelines and applicable committee charters. The Trustees may appoint other standing committees consisting of at least one Trustee and one or more non-Trustee members. Each committee shall have such powers, duties and obligations as the Board of Trustees may delegate thereto as it deems necessary or appropriate. The standing committees shall report their activities periodically to the Trustees.

ARTICLE III
TRUSTEES’ POWERS

3.1                                           Power and Authority of Trustees. The Trustees, subject only to the specific limitations contained in this Declaration, shall have, without further or other authorization, and free from any power or control on the part of the Shareholders, full, absolute and exclusive power, control and authority over the Trust Estate and over the business and affairs of the Trust to the same extent as if the Trustees were the sole owners thereof in their own right, and may do all such acts and things as in their sole judgment and discretion are necessary for or incidental to or desirable for the carrying out of or conducting the business of the Trust. Any construction of this Declaration or any determination made in good faith by the Trustees as to the purposes of the Trust or the existence of any power or authority hereunder shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of the grant of powers and authority to the Trustees. The enumeration of any specific power or authority herein shall not be construed as limiting the aforesaid powers or the general powers or authority or any other specified power or authority conferred herein upon the Trustees.

3.2                                           Bylaws. The Trustees may make or adopt and from time to time amend or repeal Bylaws (the “Bylaws”) not inconsistent with law or with this Declaration, containing provisions relating to the business of the Trust and the conduct of its affairs and in such Bylaws may define the duties of the officers, employees and agents of the Trust.

ARTICLE IV
INVESTMENT POLICY AND POLICIES WITH RESPECT TO CERTAIN
DISTRIBUTIONS TO SHAREHOLDERS

The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the REIT Provisions of the Internal Revenue Code and with the requirements of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the composition of the Trust’s investments and the derivation of its income. The Trustees shall use their reasonable best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for the tax treatment provided in the REIT Provisions of the Internal Revenue Code; provided, however, that no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Internal Revenue Code. The Board of Trustees may change from time to time, by resolution or in the Bylaws of the Trust, such investment policies as it determines to be in the best interest of the Trust, including prohibitions or restrictions upon certain types of investments.

ARTICLE V
THE SHARES AND SHAREHOLDERS

5.1                                           Description of Shares. The interest of the Shareholders shall be divided into 400,000,000 shares of beneficial interest which shall be known collectively as “Shares,” all of which shall be validly issued, fully paid and non-assessable by the Trust upon receipt of full consideration for which they have been issued or without additional consideration if issued by way of share dividend or share split. There shall be two classes of Shares: 50,000,000 shares of one such class shall be known as “Preferred Shares” and 350,000,000 shares of the other such class shall be known as “Common Shares,” each such class having $0.01 par value per share. Each holder of Shares shall as a result thereof be deemed to have agreed to and be bound by the terms of this Declaration. The Shares may be issued for such consideration as the Trustees shall deem advisable. The Trustees are hereby expressly authorized at any time, and from time to time, to provide for issuance of Shares upon such terms and conditions and pursuant to such agreements as the Trustees may determine. The Trustees are hereby expressly authorized at any time, and from time to time, without Shareholder approval, to amend this Declaration to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue.

The Trustees are hereby expressly authorized at any time, and from time to time, without Shareholder approval, to set (or change if such class has previously been established) the par value, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms, or conditions of redemption, of any unissued Preferred Shares, and such Preferred Shares may further be divided by the Trustees into classes or series.

Except as otherwise determined by the Trustees with respect to any class or series of Preferred Shares, the holders of Shares shall be entitled to the rights and powers hereinafter set forth in this Section 5.1: The holders of Shares shall be entitled to receive, when and as declared from time to time by the Trustees out of any funds legally available for the purpose, such dividends or distributions as may be declared from time to time by the Trustees. In the event of the termination of the Trust pursuant to Section 8.1 or otherwise, or upon the distribution of its assets, the assets of the Trust available for payment and distribution to Shareholders shall be distributed ratably among the holders of Shares at the time outstanding in accordance with Section 8.2. All Shares shall have equal non-cumulative voting rights at the rate of one vote per Share, and equal dividend, distribution, liquidation and other rights, and shall have no preference, conversion, exchange, sinking fund or redemption rights. Absent a contrary written agreement of the Trust authorized by the Trustees, and notwithstanding any other determination by the Trustees with respect to any class or series of Preferred Shares, no holder of Shares or Preferred Shares shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of Shares of any class whatsoever of the Trust, or of securities convertible into any shares of any class whatsoever of the Trust, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

Notwithstanding any other provision of this Declaration, the Board of Trustees may cause the outstanding Common Shares to be reverse split in order to meet listing requirements of the principal securities exchange on which the Common Shares are listed for trading or for any other purpose the Board of Trustees by unanimous vote determines to be in the best interest of the Trust. A reverse split may be accomplished by any lawful means, including by any means available to a Maryland business corporation or by redeeming Shares pro rata or issuing new Shares in exchange for outstanding Shares in a manner so that the par value of the Common Shares are adjusted pro rata; e.g., if two outstanding Common Shares are exchanged for one new Common Share, then the par value of the new Shares shall be two times the current par value.

5.2                                           Certificates. At the election of the Trust, ownership of Shares may be evidenced by certificates in such form as the Trustees shall from time to time approve, specifying the number of Shares of the applicable class held by such Shareholder. Subject to Section 5.5 hereof, such certificates shall be treated as negotiable and title thereto and to the Shares represented thereby shall be transferred by delivery thereof to the same extent in all respects as a stock certificate, and the Shares represented thereby, of a Maryland business corporation. Unless otherwise determined by the Trustees, such certificates shall be signed by an authorized officer of the Trust and shall be countersigned by a transfer agent, and registered by a registrar if any, and such signatures may be facsimile signatures. There shall be filed with each transfer agent a copy of the form of certificate so approved by the Trustees, certified by the Chairman, President, or Secretary, and such form shall continue to be used unless and until the Trustees approve some other form.

In furtherance of the provisions of Section 5.1 hereof, each certificate evidencing Shares shall contain a legend imprinted thereon to substantially the following effect or such other legend as the Trustees may from time to time adopt:

REFERENCE IS MADE TO THE DECLARATION OF TRUST OF THE TRUST FOR A STATEMENT OF ALL THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF EACH CLASS OR SERIES OF SHARES THAT THE TRUST IS AUTHORIZED TO ISSUE, THE VARIATIONS IN THE RELATIVE RIGHTS AND PREFERENCES OF ANY PREFERRED OR SPECIAL CLASS OF SHARES IN SERIES, TO THE EXTENT THEY HAVE BEEN FIXED AND DETERMINED, AND THE AUTHORITY OF THE TRUSTEES TO FIX AND DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. ANY SUCH STATEMENT SHALL BE FURNISHED WITHOUT CHARGE ON REQUEST TO THE TRUST AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE. IF NECESSARY TO EFFECT COMPLIANCE BY THE TRUST WITH REQUIREMENTS OF THE INTERNAL REVENUE CODE RELATING TO REAL ESTATE INVESTMENT TRUSTS, THE SHARES EVIDENCED BY THIS CERTIFICATE MAY BE REDEEMED BY THE TRUST AND/OR THE TRANSFER THEREOF MAY BE PROHIBITED ALL UPON THE TERMS AND CONDITIONS SET FORTH IN THE DECLARATION OF TRUST. THE TRUST WILL FURNISH A COPY OF SUCH TERMS AND CONDITIONS TO THE REGISTERED HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.

5.3                                           Fractional Shares. In connection with any issuance of Shares, the Trustees may issue fractional Shares or may adopt provisions for the issuance of scrip including without limitation, the time within which any such scrip must be surrendered for exchange into full Shares and the rights, if any, of holders of scrip upon the expiration of the time so fixed, the rights, if any, to receive proportional distributions, and the rights, if any, to redeem scrip for cash, or the Trustees may in their discretion, or if they see fit at the option of, each holder, provide in lieu of scrip for the adjustment of the fractions in cash. The provisions of Section 5.2 hereof relative to certificates for Shares shall apply so far as applicable to such scrip, except that such scrip may in the discretion of the Trustees be signed by a transfer agent alone.

5.4                                           Shares Deemed Personal Property. The Shares shall be personal property and shall confer upon the holders thereof only the interest and rights specifically set forth or provided for in this Declaration. The death, insolvency or incapacity of a Shareholder shall not dissolve or terminate the Trust or affect its continuity nor give his legal representative any rights whatsoever, whether against or in respect of other Shareholders, the Trustees or the Trust Estate or otherwise, except the sole right to demand and, subject to the provisions of this Declaration, the Bylaws and any requirements of law, to receive a new certificate for Shares registered in the name of such legal representative, in exchange for the certificate held by such Shareholder.

5.5                                           Share Record; Issuance and Transferability of Shares. Records shall be kept by or on behalf of and under the direction of the Trustees, which shall contain the names and addresses of the Shareholders, the number of Shares held by them respectively, and the numbers of the certificates representing the Shares, and in which there shall be recorded all transfers of Shares. The Trust, the Trustees and the officers, employees and agents of the Trust shall be entitled to deem the Persons in whose names certificates are registered on the records of the Trust to be the absolute owners of the Shares represented thereby for all purposes of the Trust; but nothing herein shall be deemed to preclude the Trustees or officers, employees or agents of the Trust from inquiring as to the actual ownership of Shares. Until a transfer is duly effected on the records of the Trust, the Trustees shall not be affected by any notice of such transfer, either actual or constructive.

Shares shall be transferable on the records of the Trust only by the record holder thereof or by his agent thereunto duly authorized in writing upon delivery to the Trustees or a transfer agent of the certificate or certificates therefor, properly endorsed or accompanied by duly executed instruments of transfer and accompanied by all necessary documentary stamps together with such evidence of the genuineness of each such endorsement, execution or authorization and of other matters as may reasonably be required by the Trustees or such transfer agent. Upon such delivery, the transfer shall be recorded in the records of the Trust and a new certificate for the Shares so transferred shall be issued to the transferee and in case of a transfer of only a part of the Shares represented by any certificate, a new certificate for the balance shall be issued to the transferor. Any Person becoming entitled to any Shares in consequence of the death of a Shareholder or otherwise by operation of law shall be recorded as the holder of such Shares and shall receive a new certificate therefor but only upon delivery to the Trustees or a transfer agent of instruments and other evidence required by the Trustees or the transfer agent to demonstrate such entitlement, the existing certificate for such Shares and such releases from applicable governmental authorities as may be required by the Trustees or transfer agent. In case of the loss, mutilation or destruction of any certificate for shares, the Trustees may issue or cause to be issued a replacement certificate on such terms and subject to such rules and regulations as the Trustees may from time to time prescribe. Nothing in this Declaration shall impose upon the Trustees or a transfer agent a duty, or limit their rights, to inquire into adverse claims.

5.6                                           Dividends or Distributions to Shareholders. The Trustees may from time to time declare and pay to Shareholders such dividends or distributions in cash, property or assets of the Trust or Securities issued by the Trust, out of current or accumulated income, capital, capital gains, principal, interest, surplus, proceeds from the increase or financing or refinancing of Trust obligations, or from the sale of portions of the Trust Estate or from any other source as the Trustees in their discretion shall determine. Shareholders shall have no right to any dividend or distribution unless and until declared by the Trustees. The Trustees shall furnish the Shareholders with a statement in writing advising as to the source of the funds so distributed not later than ninety (90) days after the close of the fiscal year in which the distribution was made.

5.7                                           Transfer Agent, Dividend Disbursing Agent and Registrar. The Trustees shall have power to employ one or more transfer agents, dividend disbursing agents and registrars and to authorize them on behalf of the Trust to keep records to hold and to disburse any dividends or distributions and to have and perform, in respect of all original issues and transfers of Shares, dividends and distributions and reports and communications to Shareholders, the powers and duties usually had and performed by transfer agents, dividend disbursing agents and registrars of a Maryland business corporation.

5.8                                           Shareholders’ Meetings. There shall be an annual meeting of the Shareholders, at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Trustees shall be elected and any other proper business may be conducted. Special meetings of Shareholders may be called by the chief executive officer of the Trust or by a majority of the Trustees and shall be called by the chief executive officer of the Trust upon the written request of Shareholders holding in the aggregate not less than ten percent (10%) of the total votes authorized to be cast by the outstanding Shares of the Trust entitled to vote at such meeting in the manner provided in the Bylaws. If there shall be no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Notice of any special meeting shall state the purposes of the meeting. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws. At any reconvened session of the meeting at which there shall be a quorum, any business may be transacted at the meeting as originally noticed.

5.9                               Quorum. The holders of Shares entitled to vote at the meeting representing a majority of the total number of votes authorized to be cast by Shares then outstanding and entitled to vote on any question present in person or by proxy shall constitute a quorum at any such meeting for action on such question.

5.10                        Voting Rights of Shareholders.

(a)                                 Subject to the provisions of any class or series of Shares then outstanding or as otherwise required by law, the Shareholders shall be entitled to vote only on the following matters: (i) election of Trustees as provided in Section 5.10(e) and the removal of Trustees as provided in Section 2.3; (ii)  amendment of this Declaration as provided in Section 8.3; (iii) termination of the Trust as provided in Section 8.1 or 8.5; (iv) the merger or consolidation of the Trust or a share exchange; provided that the Shareholders shall not be entitled to vote on a merger of the Trust that may be approved pursuant to the provisions of the Maryland REIT Law by a majority of the entire Board of Trustees without a vote of the Shareholders and, provided further that, if a shareholder vote is required pursuant to the provisions of the Maryland REIT Law, such merger, consolidation or share exchange shall be approved by the affirmative vote of the holders of not less than a majority of all the Shares then outstanding and entitled to vote thereon (notwithstanding the higher vote required by Maryland REIT Law), (v) the transfer (as such term is defined in the Maryland General Corporation Law) of all or substantially all of the Trust Estate; provided that such transfer shall be approved by the affirmative vote of the holders of not less than a majority of all the Shares then outstanding and entitled to vote thereon; and provided further that the Trust shall be permitted to transfer or otherwise dispose of all or substantially all of the Trust Estate without the approval of the Shareholders by means of a distribution to Shareholders or in a disposition, immediately following which the Trust continues to own, directly or indirectly, substantially all of the ownership interests in the transferees of all or substantially all of the Trust

Estate, (vi) consolidation of the Trust with one or more other entities into a new entity, provided that such consolidation shall be approved by the affirmative vote of the holders of not less than a majority of all the Shares then outstanding and entitled to vote thereon, (vii) such other matters with respect to which the Board of Trustees has adopted a resolution declaring advisable or recommending a proposal and directing that the matter be submitted to the Shareholders for consideration and (viii) such other matters as may be properly brought before a meeting by a Shareholder pursuant to the Bylaws.

(b)                                 Any matters for which the proportion of votes is not specified in Section 5.10(a) or 5.10(e) hereof shall be authorized by the affirmative vote of the holders of Shares representing a majority of the total number of votes cast by Shares then outstanding and entitled to vote thereon, unless a different vote is required by law, this Declaration, or the Bylaws of the Trust.

(c)                                  Subject to the provisions of any class or series of Shares then outstanding or as otherwise required by law, each outstanding Share entitled to vote, regardless of class, shall be entitled to one vote on each matter presented to Shareholders.

(d)                                 With the exception of the election and removal of Trustees in accordance with this Declaration and the Bylaws of the Trust and any matter as may be properly brought before a meeting by a Shareholder pursuant to the Bylaws and applicable laws, no action that would bind the Trust and the Trustees may be taken without the prior recommendation of the Trustees.  Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

(e)                                  At all elections of Trustees, voting by Shareholders shall be conducted under the non-cumulative method and the election of Trustees shall be by the affirmative vote of the holders of Shares representing a majority of the total number of votes cast by shares then outstanding and entitled to vote thereon; provided, however, the election of a Trustee in a contested election, which is an election in which the number of nominees for election is greater than the number to be elected at the meeting, shall be by the affirmative vote of Shares representing a plurality of the total number of share votes cast by Shares then outstanding and entitled to vote thereon.

5.11                                    Written Consent of Shareholders. Whenever Shareholders are required or permitted to take any action (unless a vote at a meeting is specifically required as in Section 8.1), such action may be taken without a meeting by written consents setting forth the action so taken, signed by the holders, as of any record date established for such action in accordance with the Bylaws, of a majority (or such higher percentage as may be specified by applicable law or in this Declaration) of the total number of votes authorized to be cast by shares then outstanding and entitled to vote thereon deliver a consent setting forth such action in writing or by electronic transmission in accordance with any procedures set forth in the Bylaws.

5.12                                    Proxies. Whenever the vote or consent of a Shareholder entitled to vote is required or permitted under this Declaration, such vote or consent may be given either directly by such Shareholder or by a proxy in the form prescribed in, and subject to the provisions of, the Bylaws. The Trustees may solicit such proxies from the Shareholders or any of them entitled to vote in any matter requiring or permitting the Shareholders’ vote or consent.

5.13                                    Fixing Record Date. The Bylaws may provide for fixing or, in the absence of such provision, the Trustees may fix, in advance, a date as the record date for determining the Shareholders entitled to notice of or to vote at any meeting of Shareholders or to express consent to any proposal without a meeting or for the purpose of determining Shareholders entitled to receive payment of any dividend or distribution (whether before or after termination of the Trust), or for any other purpose.

5.14                                    Notice to Shareholders. Any notice of meeting or other notice, communication or report to any Shareholder shall be deemed duly delivered to such Shareholder when such notice, communication or report is deposited, with postage thereon prepaid, in the United States mail, addressed to such Shareholder at his address as it appears on the records of the Trust or is delivered in person to such Shareholder.

ARTICLE VI
RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

6.1                                           Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include, but not be limited to, interests that would be treated as owned through the application of Section 544 of the Internal Revenue Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Internal Revenue Code. The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.3(g), provided that each such organization shall be described in Sections 501(c)(3), 170(b)(1)(A) (other than clause (vii) or (viii) thereof) and 170(c)(2) of the Internal Revenue Code and contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Internal Revenue Code.

“Charitable Trust” shall mean any trust provided for in Sections 6.2(a)(ii) and 6.3(a).

“Charitable Trustee” shall mean each Person, unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust from time to time to serve as a trustee of a Charitable Trust as provided by Section 6.3(a).

“Common Shares” shall mean the common shares of beneficial interest designated as such in the Declaration.

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include any interests that would be treated as owned through the application of Section 318(a) of the Internal Revenue Code, as modified by Section 856(d)(5) of the Internal Revenue Code. The terms “Constructive Owner”, “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by the Board of Trustees pursuant to Section 6.2(e).

“Excepted Holder Limit” shall mean, provided that and only so long as the affected Excepted Holder complies with all of the requirements established by the Board of Trustees pursuant to Section 6.2(e), the percentage limit established by the Board of Trustees.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

“Market Price” with respect to Shares on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to such Shares, or if such Shares are not listed or admitted to trading on any National Securities Exchange, the last sale price in the over the counter market, or if no trading price is available for such Shares, the fair market value of such Shares as determined in good faith by the Board of Trustees.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act, as amended, supplemented or restated from time to time, and any successor to such statute.

“Ownership Limit” shall mean (a) with respect to Common Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Common Shares outstanding at the time of determination and (b) with respect to any other class or series of Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Shares of such class or series outstanding at the time of determination.

“Person” shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other entities and governments and agencies and political subdivisions thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Preferred Shares” shall mean any class or series of preferred shares of beneficial interest designated as such in the Declaration.

“Prohibited Owner” shall mean any Person who, but for the provisions of Section 6.2(a), would Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, and if appropriate in the context, shall also mean any Person who would have been the holder of record in the books of the Trust or the Trust’s transfer agent of Shares that the Prohibited Owner would have so owned.

“REIT” shall mean a “real estate investment trust” within the meaning of Section 856 of the Internal Revenue Code.

“Shares” shall mean the shares of beneficial interest of the Trust.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take any such actions or cause any such events) that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive distributions on Shares, including, without limitation, (a) any change in the capital structure of the Trust which has the effect of increasing the total equity interest of any Person in the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 544 of the Internal Revenue Code, as modified by Section 856(h) of the Internal Revenue Code, or by application of Section 318(a) of the Internal Revenue Code, as modified by Section 856(d)(5) of the Internal Revenue Code, (c) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (e) transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares, in each case, whether voluntary or involuntary, whether owned of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

6.2                                           Restrictions on Ownership.

(a)                                 Ownership Limitations.

(i)                                     Basic Restrictions. (A) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, (B) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder, (C) no Person shall Beneficially Own or Constructively Own Shares to the extent that (i) such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (ii) such Beneficial or Constructive Ownership of Shares would result in the Trust otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code), or (D) subject to Section 6.5, notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being beneficially owned by less than one-hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Internal Revenue Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(ii)                                  Transfer in Trust or Voided Transfer. If any Transfer of Shares occurs (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Sections 6.2(a)(i)(A), 6.2(a)(i)(B) or 6.2(a)(i)(C), as applicable, then the Board of Trustees shall be authorized and empowered to deem (and if so deemed, such action and result shall be deemed to occur and the officers of the Trust shall be authorized to take such actions in the name and on behalf of the Trust authorized by the Board of Trustees to effectuate the same): (A) that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Sections 6.2(a)(i)(A), 6.2(a)(i)(B) or 6.2(a)(i)(C) (rounded upward to the nearest whole share, and such excess shares, including as so rounded, the “Excess Shares”) to be automatically transferred to a Charitable Trust or Charitable Trusts for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such determination of such Transfer or at such other time determined by the Board of Trustees, and such Person shall acquire no rights in the Excess Shares; or (B) to the fullest extent permitted by law, the Transfer of Excess Shares to be void ab initio, in which case, the intended transferee shall acquire no rights in the Excess Shares.

(iii)                               Cooperation. The shareholder that would otherwise qualify as a Prohibited Owner absent the application of the provisions of Section 6.2(a)(ii) shall use best efforts and take all actions necessary or requested by the Trust to cooperate with effecting the actions taken by the Board of Trustees pursuant to Section 6.2(a)(ii), including, without limitation, informing the Trust where any Excess Shares may be held and instructing its agents to cooperate in the prompt implementation and effectuation of the actions so taken by the Board of Trustees.

(b)                                 Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 6.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.2(a)(i) (whether or not such violation is intended), the Board of Trustees or a committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or the Trust’s transfer agent or instituting proceedings to enjoin such Transfer or other event. This Section 6.2(b) shall not in any way limit the provisions of Section 6.2(a)(ii).

(c)                                  Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.2(a)(i), or any Person who would have owned Excess Shares, shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Trust such other information as the Trust may request.

(d)                                 Owners Required to Provide Information. Every shareholder of five percent (5%) or more of the Shares of any series or class outstanding at the time of determination, within thirty (30) days after the end of each taxable year and also within three (3) Business Days after a request from the Trust, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned, and a description of the manner in which such Shares are held; provided that a shareholder who holds Shares as nominee for another Person, which other Person is required to include in gross income the distributions received on such Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the shareholder is nominee. Each such shareholder and each Actual Owner shall provide to the Trust such additional information as the Trust may request in order to determine the Trust’s status as a REIT, to determine the Trust’s compliance with other applicable laws or requirements of any governmental authority or to ensure compliance with the Ownership Limit. Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the shareholder) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a REIT, to determine the Trust’s compliance with other applicable laws or requirements of any governmental authority and to comply with requirements of any taxing authority or other governmental authority or to determine such compliance.

(e)                                  Exceptions.

(i)                                     The Board of Trustees, in its sole discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limit (or one or more elements thereof) with respect to the ownership of any series or class of Shares, subject to the following conditions and limitations: (A) the Board of Trustees shall have determined, in its discretion, that: (1) assuming such Person would Beneficially or Constructively Own the maximum amount of Common Shares and Preferred Shares permitted as a result of the exception to be granted and (2) assuming that all other Persons who would be treated as “individuals” for purposes of Section 542(a)(2) of the Internal Revenue Code (determined taking into account Section 856(h)(3)(A) of the Internal Revenue Code) would Beneficially or Constructively Own the maximum amount of Common Shares and Preferred Shares permitted under this Article VI (taking into account any exception, waiver, or exemption granted under this Section 6.2(e) to (or with respect to) such Persons), the Trust would not be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (assuming that the ownership of Shares is determined during the second half of a taxable year) and would not otherwise fail to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code); and (B) such Person provides to the Board of Trustees, for the benefit of the Trust, such representations and undertakings, if any, as the Board of Trustees may, in its discretion, determine to be necessary in order for it to make the determination that the conditions set forth in Section 6.2(e)(i)(A) of this Article have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial or Constructive Ownership of one or more other classes or series of Shares not subject to the exception), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will give rise to the application of the remedies set forth in Sections 6.2(a)(ii) and 6.2(b) of this Article with respect to Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person (determined without regard to the exception granted such Person under this Section 6.2(e)(i)). If a member of the Board of Trustees requests that the Board of Trustees grant an exception pursuant to this Section 6.2(e) with respect to such member, or with respect to any other Person if such member of the Board of Trustees would be considered to be the Beneficial Owner or Constructive Owner of Shares owned by such other Person, such member of the Board of Trustees shall not participate in the decision of the Board of Trustees as to whether to grant any such exception.

(ii)                                  Prior to granting any exception or exemption pursuant to Section 6.2(e), the Board of Trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT; provided, however, that the Board of Trustees shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

(iii)                               Subject to Section 6.2(a)(i)(C), an underwriter or initial purchaser that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement as determined by the Board of Trustees.

6.3                                           Transfer of Shares.

(a)                                 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.2(a)(ii) that results in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee or trustees, as applicable, of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 6.3(e)). Such transfer to the Charitable Trustee shall be deemed to be effective as of the time provided in Section 6.2(a)(ii). Any Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any

Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 6.3(g) of this Article.

(b)                                 Status of Shares Held by a Charitable Trustee. Shares held by a Charitable Trustee shall be issued and outstanding Shares of the Trust. The Prohibited Owner shall:

(i)                                     have no rights in the Shares held by the Charitable Trustee;

(ii)                                  not benefit economically from ownership of any Shares held in trust by the Charitable Trustee (except to the extent otherwise provided in Section 6.3(e) of this Article);

(iii)                               have no rights to dividends or other distributions;

(iv)                              not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust; and

(v)                                 have no claim, cause of action or other recourse whatsoever against the purported transferor of such Shares.

(c)                                  Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 6.3(e)). Any dividend or other distribution paid with respect to any Shares which constituted Excess Shares at such time and prior to Shares having been transferred to the Charitable Trustee shall be paid to the Charitable Trustee by the Prohibited Owner upon demand and any dividend or other distribution authorized but unpaid with respect to such Shares shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s discretion) (i) to rescind as void any vote cast by a Prohibited Owner with respect to such Shares at any time such Shares constituted Excess Shares with respect to such Prohibited Owner and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its stock transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of shareholders.

(d)                                 Rights upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up or distribution of the assets of the Trust, in accordance with Section 6.3(e).

(e)                                  Sale of Shares by Charitable Trustee. Unless otherwise directed by the Board of Trustees, within twenty (20) days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, or soon thereafter as practicable, the Charitable Trustee shall sell the Shares held in the Charitable Trust (together with the right to receive dividends or other distributions with respect to such Shares as to any Shares transferred to the Charitable Trustee as a result of the operation of Section 6.2(a)(ii)) to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3(e).

A Prohibited Owner shall receive the lesser of (A) the net price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (for example, in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee and the Trust as provided in Section 6.4 and (B) the net sales proceeds received by the Charitable Trustee from the sale or other disposition of the Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be paid to the Charitable Beneficiary, less the costs, expenses and compensation of the Charitable Trustee and the Trust as provided in Section 6.4. If such Shares are sold by a Prohibited Owner, then (A) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (B) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3(e) of this Article, such excess shall be paid promptly to the Charitable Trustee upon demand.

(f)                                   Trust’s Purchase Right in Excess Shares. Notwithstanding any transfer of Excess Shares to a Charitable Trust pursuant to this Article VI, Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that resulted in such Shares becoming Excess Shares (or, if the Prohibited Owner did not give value for such Shares, such as in the case of a devise, gift or other such transaction, the Market Price per such Share on the day of the event causing the Shares to become Excess Shares) and (ii) the Market Price per such Share on the date the Trust, or its designee, accepts such offer, in each case of clauses (i) and (ii) of this sentence, less the costs, expenses and compensation of the Charitable Trustee, if any, and the Trust as provided in Section 6.4. The Trust shall have the right to accept such offer until the Charitable Trustee, if any, has sold the Shares held in the Charitable Trust, if any, pursuant to Section 6.3(e). Upon such a sale to the Trust, if a Charitable Trust has been established pursuant to this Article VI, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and the Charitable Beneficiary as provided in Section 6.3(e).

(g)                                  Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 6.2(a)(i) in the hands of such Charitable Beneficiary and (ii) contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Internal Revenue Code. The Charitable Beneficiary shall not obtain any enforceable right to the Charitable Trust or any of its trust corpus until so designated and thereafter any such rights remain subject to the provisions of this Article VI, including, without limitation, Section 6.3(h).

(h)                                 Retroactive Changes. Notwithstanding any other provisions of this Article VI, the Board of Trustees is authorized and empowered to retroactively amend, alter or repeal any rights which the Charitable Trust, the Charitable Trustee or the Charitable Beneficiary may have under this Article VI, including, without limitation, granting retroactive Excepted Holder status to any otherwise Prohibited Owner, with the effect of any transfer of Excess Shares to a Charitable Trust being fully and retroactively revoked; provided, however, that the Board of Trustees shall not have the authority or power to retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the Charitable Trustee pursuant to Section 6.4 of this Article.

6.4                               Costs, Expenses and Compensation of Charitable Trustee and the Trust.

(a)                                 The Charitable Trustee shall be indemnified by the Trust or from the proceeds from the sale of Shares held in the Charitable Trust, as further provided in this Article VI, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article VI.

(b)                                 The Charitable Trustee shall be entitled to receive reasonable compensation for services provided by the Charitable Trustee in connection with serving as a Charitable Trustee, the amount and form of which shall be determined by agreement of the Board of Trustees and the Charitable Trustee.

(c)                                  Costs, expenses and compensation payable to the Charitable Trustee pursuant to Sections 6.4(a) and 6.4(b) may be funded from the Charitable Trust or by the Trust. The Trust shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee pursuant to Sections 6.4(a) and 6.4(b)) from the Charitable Trust for any such amounts funded by the Trust.

(d)                                 Costs and expenses incurred by the Trust in the process of enforcing the ownership limitation set forth in Section 6.2(a)(i), in addition to reimbursement of costs, expenses and compensation of the Charitable Trustee which have been funded by the Trust, may be collected from the Charitable Trust.

6.5                                           Transactions on a National Securities Exchange. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of a National Securities Exchange or any automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

6.6                                           Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

6.7                                           Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

6.8                                           Enforceability. If any of the restrictions on transfer of Shares contained in this Article VI are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then, to the fullest extent permitted by law, the Prohibited Owner may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Shares and to hold such Shares on behalf of the Trust.

ARTICLE VII
LIABILITY OF TRUSTEES, SHAREHOLDERS, OFFICERS,
EMPLOYEES AND AGENTS, AND OTHER MATTERS

7.1                                           Limitation of Liability of Shareholders, Trustees, Officers, Employees and Agents for Obligations of the Trust. The Trustees and the officers, employees and agents of the Trust, in incurring any debts, liabilities or obligations or in taking or omitting any other actions for or in connection with the Trust, are, and shall be deemed to be, acting as trustees, officers, employees or agents of the Trust and not in their own individual capacities. Except as otherwise provided in Section 7.3 hereof with respect to liability of Trustees or officers, agents or employees of the Trust to the Trust or to Shareholders, no Shareholder, Trustee or officer, employee or agent of the Trust shall be liable for any debt, claim, demand, judgment decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to the Trust or arising out of any action taken or omitted for or on behalf of the Trust, and the Trust shall be solely liable therefor and resort shall be had solely to the Trust Estate for the payment or performance thereof, and no Shareholder, Trustee or officer, employee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any other Person or Persons in connection with the Trust Estate or the affairs of the Trust (or any actions taken or omitted for or on behalf of the Trust), and all such other Persons shall look solely to the Trust Estate for satisfaction of claims of any nature arising in connection with the Trust Estate or the affairs of the Trust (or any action taken or omitted for or on behalf of the Trust).

7.2                                           Express Exculpatory Clauses and Instruments. Any written instrument creating an obligation of the Trust may include a reference to this Declaration and provide that neither the Shareholders nor the Trustees nor any officers, employees or agents of the Trust shall be liable thereunder and that all Persons shall look solely to the Trust Estate for the payment of any claim thereunder or for the performance thereof; however, the omission of such provision from any such instrument shall not render the Shareholders, any Trustee, or any officer, employee or agent of the Trust liable nor shall the Shareholders, any Trustee or any officer, employee or agent of the Trust be liable to any one for such omission.

7.3                                           Limitation of Liability of Trustees, Officers, Employees and Agents to the Trust and to Shareholders for Acts and Omissions. No Trustee or officer, employee or agent of the Trust shall have any greater duties than those established by this Declaration of Trust or, in cases as to which such duties are not so established, than those of the directors, officers, employees and agents of a Maryland business corporation in effect from time to time. No Trustee, officer, employee or agent of the Trust shall be liable to the Trust, Shareholders or to any other Person for any act or omission except for his own willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

7.4                                           Indemnification and Reimbursement of Expenses. The Trust shall have the power, to the maximum extent permitted by Maryland statutory or decisional law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Shareholder, Trustee or officer of the Trust or (b) any individual who, while a Shareholder, Trustee or officer of the Trust and at the express request of the Trust, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, Shareholder, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against all claims and liabilities to which such person may become subject by reason of his being or having been a Shareholder, Trustee or officer. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

7.5                                           Right of Trustees, Officers, Employees and Agents to Own Shares or Other Property and to Engage in Other Business. Any Trustee or officer, employee or agent of the Trust may acquire, own, hold and dispose of Shares in the Trust, for his individual account, and may exercise all rights of a Shareholder to the same extent and in the same manner as if he were not a Trustee or officer, employee or agent of the Trust.

7.6                                           Transactions Between Trustees, Officers, Employees or Agents and the Trust. Subject to any express restrictions in this Declaration or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any Person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction, provided, however, that in the case of any contract or transaction in which any Trustee, officer, employee or agent of the Trust (or any Person affiliated with such Person) has a material financial interest in such transaction, then: (a) the fact of the interest shall be disclosed or known to: (i) the Board of Trustees or the Audit Committee, and the Board of Trustees or the Audit Committee shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested Trustees of the Board or the Audit Committee, even if the disinterested Trustees of the Board or the Audit Committee constitute less than a quorum, or (ii) the shareholders entitled to vote, and the contract or transaction shall be authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested part; and (b) the contract or transaction is fair and reasonable to the Trust.

7.7                                           Persons Dealing with Trustees, Officers, Employees or Agents. Any act of the Trustees or of the officers, employees or agents of the Trust purporting to be done in their capacity as such, shall, as to any Persons dealing with such Trustees, officers, employees or agents, be conclusively deemed to be within the purposes of this Trust and within the powers of such Trustees or officers, employees or agents. No Person dealing with the Trustees or any of them or with the officers, employees or agents of the Trust shall be bound to see to the application of any funds or property passing into their hands or control. The receipt of the Trustees or any of them, or of authorized officers, employees or agents of the Trust, for moneys or other consideration, shall be binding upon the Trust.

7.8                                           Reliance. The Trustees and the officers, employees and agents of the Trust may consult with counsel (which may be a firm in which one or more of the Trustees or the officers, employees or agents of the Trust is or are members) and the advice or opinion of such counsel shall be full and complete personal protection to all the Trustees and the officers, employees and agents of the Trust in respect of any action taken or suffered by them in good faith and in reliance on or in accordance with such advice or opinion. In discharging their duties, Trustees or officers, employees or agents of the Trust, when acting in good faith, may rely upon financial statements of the Trust represented to them to fairly present the financial position or results of operations of the Trust by the chief financial officer of the Trust or the officer of the Trust having charge of its books of account, or stated in a written report by an independent certified public accountant fairly to present the financial position or results of operations of the Trust. The Trustees and the officers, employees and agents of the Trust may rely, and shall be personally protected in acting, upon any instrument or other document believed by them to be genuine.

ARTICLE VIII
DURATION, AMENDMENT AND TERMINATION OF TRUST

8.1                                           Duration of Trust. The duration of the Trust shall be perpetual; provided, however, the Trust may be voluntarily dissolved or its existence terminated at any time by the affirmative vote at a meeting of Shareholders of the holders of Shares representing two-thirds of the total number of Shares then outstanding and entitled to vote thereon.

8.2                                           Termination of Trust.

(a)                                 Upon the termination of the Trust:

(i)                                     the Trust shall carry on no business except for the purpose of winding up its affairs;

(ii)                                  the Trustees shall proceed to wind up the affairs of the Trust and all the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Estate to one or more persons at public or private sale (for consideration which may consist in whole or in part of cash, Securities or other property of any kind), discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; and

(iii)                               after paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary for their protection, the Trustees may distribute the remaining Trust Estate (in cash or in kind or partly each) among the Shareholders according to their respective rights.

(b)                                 After termination of the Trust and distribution of the Trust Estate to the Shareholders as herein provided, the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination and such distribution, a copy of which instrument shall be filed with the Maryland Department of Assessments and Taxation, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder and the rights and interests of all Shareholders shall thereupon cease.

8.3                                           Amendment Procedure. This Declaration may be amended only if such amendment is declared advisable by the Board of Trustees and approved by holders of Shares representing a majority of the total number of votes authorized to be cast in respect of Shares then outstanding and entitled to vote thereon (notwithstanding the higher vote required by Maryland REIT Law). Two-thirds (2/3) of the Trustees may, after written notice to the Shareholders, also amend this Declaration without the vote or consent of Shareholders if in good faith they deem it necessary to conform this Declaration to the requirements of the REIT Provisions of the Internal Revenue Code, but the Trustees shall not be liable for failing to do so. Actions by the Trustees pursuant to Section 1.1, Section 5.1, or Section 9.6(a) that result in an amendment to this Declaration shall be effected without the vote or consent of Shareholders.

8.4                                           Amendments Effective. Any amendment pursuant to any Section of this Declaration shall not become effective until it is duly filed with and accepted for record by the Maryland Department of Assessments and Taxation.

8.5                                           Transfer to Successor. The Trustees, with the approval of a majority of the Trustees and the affirmative vote, at a meeting approving a plan for this purpose, of the holders of Shares representing a majority of all votes authorized to be cast at a meeting at which a quorum is present, may (a) cause the organization of a limited partnership, partnership, corporation, association, trust or other organization to take over the Trust Estate and carry on the affairs of the Trust, (b) merge the Trust into, or sell, convey and transfer the Trust Estate to, any such limited partnership, partnership, corporation, association, trust or organization in exchange for Securities thereof, or beneficial interests therein, and the assumption by such transferee of the liabilities of the Trust and (c) thereupon terminate this Declaration and deliver such shares, Securities or beneficial interests among the Shareholders in accordance with such plan.

ARTICLE IX
MISCELLANEOUS

9.1                                           Applicable Law. This Declaration is executed and acknowledged by the Trustees with reference to the statutes and laws of the State of Maryland, and the rights of all parties and the construction and effect of every provision hereof shall be subject to and construed according to the statutes and laws of such State.

9.2                                           Index and Headings for Reference Only. The index and headings preceding the text, articles and sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Declaration.

9.3                                           Successors in Interest. This Declaration and the Bylaws shall be binding upon and inure to the benefit of the undersigned Trustees and their successors, assigns, heirs, distributees and legal representatives, and every Shareholder and his successors, assigns, heirs, distributees and legal representatives.

9.4                                           Inspection of Records. Trust records shall be available for inspection by Shareholders at the same time and in the same manner and to the extent that comparable records of a Maryland business corporation would be available for inspection by shareholders under the laws of the State of Maryland. Except as specifically provided for in this Declaration or in Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, Shareholders shall have no greater right than shareholders of a Maryland business corporation to require financial or other information from the Trust, Trustees or officers of the Trust. Any Federal or state securities administrator or the Maryland Department of Assessments and Taxation shall have the right, at reasonable times during business hours and for proper purposes, to inspect the books and records of the Trust.

9.5                                           Counterparts. This Declaration may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

9.6                                           Provisions of the Trust in Conflict with Law or Regulations: Severability.

(a)                                 The provisions of this Declaration are severable, and if the Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the REIT Provisions of the Internal Revenue Code, the Conflicting Provisions shall be deemed never to have constituted a part of the Declaration; provided, however, that such determination by the Trustees shall not affect or impair any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted (including but not limited to the election of Trustees) prior to such determination. An amendment in recordable form signed by a majority of the Trustees setting forth any such determination and reciting that it was duly adopted by the Trustees, or a copy of this Declaration, with the Conflicting Provisions removed pursuant to such a determination, in recordable form, signed by a majority of the Trustees, shall be conclusive evidence of such determination when filed with the Maryland Department of Assessments and Taxation. The Trustees shall not be liable for failure to make any determination under this Section 9.6(a). Nothing in this Section 9.6(a) shall in any way limit or affect the right of the Trustees to amend this Declaration as provided in Section 8.3.

(b)                                 If any provision of this Declaration shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Declaration, and this Declaration shall be carried out as if any such invalid or unenforceable provision were not contained herein.

9.7                                           Certifications. The following certifications shall be final and conclusive as to any Persons dealing with the Trust:

(a)                                 a certification of a vacancy among the Trustees by reason of resignation, removal, increase in the number of Trustees, incapacity, death or otherwise, when made in writing by a majority of the remaining Trustees;

(b)                                 a certification as to the individuals holding office as Trustees or officers at any particular time, when made in writing by the secretary of the Trust;

(c)                                  a certification that a copy of this Declaration or of the Bylaws is a true and correct copy thereof as then in force, when made in writing by the secretary of the Trust; and

(d)                                 a certification as to any actions by Trustees, other than the above, when made in writing by the secretary of the Trust or by any Trustee.

IN WITNESS WHEREOF, this Fourth Amendment and Restatement of Declaration of Trust has been signed and acknowledged by each of the undersigned Trustees of the Trust as of this 31st day of July, 2014.

/s/ Sam Zell
Sam Zell

/s/ James Corl
James Corl

/s/ Edward Glickman
Edward Glickman

/s/ David Helfand
David Helfand

/s/ Peter Linneman
Peter Linneman

/s/ James Lozier
James Lozier

/s/ Kenneth Shea
Kenneth Shea